Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call EVENT DATE/TIME: AUGUST 23, 2012 / 12:00PM GMT
OVERVIEW:
BIG reported 2Q12 consolidated adjusted income from continuing operations of $22.1m or $0.36 per diluted share. Expects FY12 consolidated adjusted diluted EPS from continuing operations to be $2.80-2.95, 3Q12 consolidated loss per diluted share from continuing operations to be $0.20-0.30, and 4Q12 consolidated diluted EPS from continuing operations to be $1.97-2.12.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - Director, IR
Tim Johnson Big Lots, Inc. - SVP & CFO
Joe Cooper Big Lots, Inc. - EVP & President - Big Lots Canada
Steve Fishman Big Lots, Inc. - Chairman, CEO & President

CONFERENCE CALL PARTICIPANTS
Meredith Adler Barclays Capital - Analyst
Joe Feldman Telsey Advisory Group - Analyst
David Mann Johnson Rice & Company - Analyst
Laura Champine Canaccord Genuity - Analyst
Jeff Stein Northcoast Research - Analyst
Charles Grom Deutsche Bank - Analyst
Dan Wewer Raymond James & Associates - Analyst
Peter Keith Piper Jaffray & Co. - Analyst
John Zolidis Buckingham Research Group - Analyst
Brad Thomas KeyBanc Capital Markets - Analyst
Patrick McKeever MKM Partners - Analyst
Anthony Chukumba BB&T Capital Markets - Analyst
Matt Boss JPMorgan - Analyst
Mark Mandel ThinkEquity LLC - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots second quarter 2012 teleconference. This call is being recorded. During this session, all lines will be muted until the question-and-answer portion of the call.

(Operator Instructions)

At this time, I would like to introduce today's first speaker, Director of Investor Relations, Andy Regrut. Please go ahead.

Andy Regrut - Big Lots, Inc. - Director, IR

Thanks, Danna, and thank you, everyone, for joining us for our second quarter conference call. With me here today in Columbus are Steve Fishman, our Chairman, CEO and President; Chuck Haubiel, Executive Vice President, Chief Administrative Officer; Joe Cooper, Executive Vice President and President of Big Lots Canada; and Tim Johnson, Senior Vice President, Chief Financial Officer. Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor Provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements.

Our consolidated financials include results from our U.S. operations and from our Canadian business that was acquired on July 18, 2011. Our statements also include immaterial amounts of discontinued operations activity. All commentary today is focused on adjusted non-GAAP results from continuing operations. Specifically, our Q1 and year-to-date results, along with our annual guidance, excludes the non-recurring, non-cash after-tax charge of $3.4 million, or $0.05 per diluted share in Q1. As a reminder, this charge relates to a change in accounting principle relating to inventory valuation and was the direct result of our successful "go live" of a new merchandising system at the beginning of the fiscal year. A reconciliation of GAAP to non-GAAP adjusted earnings on a year to date basis and for our annual guidance is available in today's press release. With that, I'll turn it over to T.J.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - SVP & CFO

Thanks, Andy, and good morning, everyone. I'm going to briefly cover Q2 results and then turn it over to Joe to talk about our progress in Canada. I'll then come back and talk to you about forward guidance, and Steve is going to give you some perspective on results and our merchandising efforts going forward.

Sales for U.S. operations were $1.183 billion, an increase of 1.7% compared to $1.163 billion we reported for the second quarter of last year. Comparable store sales for stores open at least 15 months decreased 1.9%, compared to our guidance of slightly positive to slightly negative. From a merchandise perspective, our better-performing areas included Electronics, which comped up low-double digits; Hardlines, which was up mid-single digits; and Consumables, where comps were flat for the quarter. As you may recall, Electronics and Consumables were challenged in Q1, so we were encouraged to see those business trends actually improve in the second quarter. The balance of our discretionary categories experienced some challenges in Q2, namely, Furniture and Home were down low singles, Seasonal was down mid-singles; and Play and Wear, which comped down low-double digits.

For the second quarter of fiscal 2012, operating profit dollars from continuing operations for our U.S. business were $42.6 million, as our operating rate declined to 3.6%, compared to 5.2% last year. Our gross margin rate of 39.3% was down 20 basis points to last year, due to merchandise mix pressures. As I just mentioned, our lower margin categories, namely, Consumables, Hardlines, and Electronics, were our better performers, while our higher-margin discretionary categories underperformed. Our overall markdown rate was similar to last year but above our forecast, with the majority of the variance due to the softness in Seasonal sales of Lawn and Garden and Summer. The higher markdowns were necessary in order to manage our inventory levels to our glide path as we exited Q2.

Total expense dollars were $423 million, and the second-quarter expense rate was 35.7%, up 140 basis points to last year. Expense deleverage came from higher depreciation and occupancy costs, an increase in advertising spend, higher healthcare costs, and the deleveraging impact of a negative 1.9% comp. Interest expense of U.S. operations was slightly higher than last year, and our U.S. tax rate was 39.1%, which was above last year's rate of 38.2%.

In total, our U.S. business reported income from continuing operations of $25.4 million, or $0.42 per diluted share for the second quarter of fiscal 2012, compared to last year's $0.52 per diluted share.

From a real estate perspective, we opened 18 new stores and closed 9 in the second quarter, leaving us with 1,463 stores and total selling square footage of 31.8 million.

Joe will touch on Canada in a moment, but in terms of the P&L, our net loss of $3.3 million, or $0.05 per diluted share, was better than our guidance, which called for a net loss of $4 million to $6 million, or $0.07 to $0.10 per diluted share. So, in total, from a consolidated point of view, we reported adjusted income from continuing operations of $22.1 million, or $0.36 per diluted share. This compares to $35.7 million, or $0.50 per diluted share a year ago.

Moving on to the balance sheet, inventory on a consolidated basis ended the quarter at $881 million, compared to $780 million last year. The increase was driven by growth and improvement of inventory content related to our Canadian operations, a 3% increase in U.S. store count, and a 6% increase in per store inventory in our U.S. stores. The inventory per store increase in U.S. stores was isolated to two key merchandise categories, Consumables and Furniture.

Consumables growth was focused in certain departments or strategies where we believed our assortment was not broad enough or deep enough in Q1. For example, growth was intentional in food, captive label food, and specialty food classifications, as we attempt to become more consistent in these businesses. Additionally, as many of you know, we also delivered a large famous-maker branded closeout deal near the end of second quarter, which has influenced inventory levels and is expected to provide sales well into Q3. Our inventory levels in Furniture are above last year as well, partly due to slower Q2 sales, but also due to our build up for Back-to-School and Back-to-Campus events, Labor Day weekend, and expectations for a larger holiday fireplace business this year.

CapEx for the second quarter of fiscal 2012 totaled $42.4 million, compared to $28.3 million last year. On a year-to-date basis, CapEx totaled $60.7 million, versus $47.5 million a year ago. Depreciation expense for the quarter was $26.3 million, an increase of $4.8 million to last year.

We ended the quarter with $62 million of cash and cash equivalents and $243 million of borrowings under our credit facility. This compares to $58 million of cash and cash equivalents and $60 million of borrowings under our credit facility last year.

During the second quarter of fiscal 2012, we invested $149 million to repurchase 4 million shares. On a year-to-date basis through yesterday, we have invested $254 million to repurchase 6.7 million shares of our Company stock, or 10% of our outstanding share base as of the beginning of fiscal 2012. As of the end of the day yesterday, we had $45 million remaining on our $200 million share repurchase program announced in May of 2012. I'll now turn it over to Joe for an update on our Canadian operations.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - EVP & President - Big Lots Canada

Thanks, T.J. It's been just over a year since we added Liquidation World to the Big Lots family and, during the last 12 months, we've made a significant amount of progress in turning around this business. From a sales and merchandise perspective, volumes built quarter to quarter, and Q2 sales came in at $35 million, which was at the high end of our guidance. Performance was driven by strength in Consumables, Seasonal, and Furniture. Customers continue to respond favorably to our focus on improving merchandise through expanded assortments, higher quality, and extreme value through our closeouts.

Inventory content and dollar levels improved throughout the quarter, as we ended Q2 with $33 million of inventory and a fully assorted store with most major categories well represented. Key categories which experienced the most growth in inventory were Consumables, Furniture, and Home, whereas Seasonal, Lawn and Garden, and Summer inventory levels were down and on their glide path to exit the store and free up available space for our fall seasonal goods. From a stores perspective, we ended Q2 with 81 stores in Canada. Now I'll turn it back over to T.J. for a look at our forward guidance.

Tim Johnson - Big Lots, Inc. - SVP & CFO

Thanks, Joe. For Q3, we are forecasting results from our U.S. business to be a loss from continuing operations in the range of $0.13 to $0.20 per diluted share, compared to income from continuing operations of $0.17 per diluted share in the third quarter of fiscal 2011. The anticipated loss is based on a mid-single digit decline in comparable store sales, a lower gross margin rate, and expense deleverage on lower comps. The decline in the gross margin rate is a function of a higher markdown rate and expected merchandise mix pressure, each of which assumes our discretionary businesses could remain challenged in the fall season. Expense deleverage is the result of a mid-single digit comp sales decline, as expenses on a per store basis are actually forecasted to be flat to down slightly for Q3 compared to last year.

In Canada, third-quarter sales are expected to be in the range of $35 million to $38 million, resulting in a net loss in the range of $4 million to $6 million, or $0.07 to $0.10 per diluted share. This compares to sales of $21.5 million in the third quarter of fiscal 2011, which resulted in a net loss of $7.1 million, or $0.11 per diluted share.

For the consolidated Company for the third quarter of fiscal 2012, we are forecasting a loss from continuing operations in the range of $0.20 to $0.30 per diluted share, compared to income of $0.06 per diluted share for the third quarter of fiscal 2011.

For Q4 for our U.S. business, we're forecasting income from continuing operations in the range of $2.00 to $2.12 per diluted share, compared to income from continuing operations of $1.83 per diluted share in the fourth quarter of fiscal 2011. This forecast assumes a low-single digit decline in comparable store sales, a lower gross margin rate, partially offset by expected expense leverage. The decline in the gross margin rate anticipates a higher markdown rate and expected mix pressures, and the expense leverage assumes lower bonus expense and the leveraging impact of the extra week in the fourth quarter.

In Canada, fourth quarter sales are expected to be in the range of $48 million to $52 million. At this level of sales, we anticipate our operating results will be in the range of a $2 million loss to the potential of breaking even for the all-important holiday quarter. This translates to an earnings per share range of breakeven to a loss of $0.04 per diluted share and compares to sales of $36.6 million in the fourth quarter of 2011, which resulted in a net loss of $5 million, or $0.08 per diluted share.

For the consolidated Company, income from continuing operations for the fourth quarter is expected to be in the range of $1.97 to $2.12 per diluted share, compared to income of $1.75 per diluted share for the fourth quarter of fiscal 2011. Our updated outlook for the full year fiscal 2012 calls for consolidated adjusted income from continuing operations to be in the range of $2.80 to $2.95 per diluted share. This compares to fiscal 2011 of $2.99 per diluted share. The average diluted share count is now forecasted to be approximately 61 million shares for fiscal 2012, with no assumption for additional share repurchase activity. We expect this level of financial performance will generate approximately $125 million of cash flow.

For our U.S. operations, we estimate adjusted income from continuing operations for the full year of 2012 to be in the range of $3.05 to $3.15 per diluted share. This compares to our 2011 result of $3.18 per diluted share. Our updated guidance is based on a total sales increase in the range of 3% to 4% and a comparable store sales decrease in the low-single digits.

We estimate the adjusted operating profit rate for the U.S. operations for 2012 will be in the range of 5.5% to 6%. The adjusted gross margin rate for fiscal 2012 is expected to be lower than 2011, driven by higher anticipated markdowns and merchandise mix pressure. Expenses as a percent of sales are expected to increase in this model, with the majority of the increase coming from higher depreciation, healthcare costs, rent and occupancy, and the deleveraging impact of a low-single digit comp.

Filling out the rest of the U.S. P&L for 2012, we expect net interest expense of approximately $4 million, and the effective income tax rate is forecasted in the neighborhood of 38.0% to 39.0%.

For our Canadian operations for fiscal 2012, we now expect sales to be in the range of $152 million to $158 million, with a net loss in the range of $13 million to $15 million, or $0.22 to $0.26 per diluted share. Now I'll turn it over to Steve for some closing remarks.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

The softness first experienced in the second half of Q1 continued on into Q2. You'll recall in Q1 our challenges were centered on Electronics and Consumables. We intensely focused on those categories, made changes, and experienced some trend improvement in the second quarter. However, as we move through Q2, our more discretionary business has softened, namely, Furniture, Home, and Seasonal. When you look into the details of each of these discretionary businesses, I believe there are different reasons for each of these categories missing their Q2 forecast, and although we do believe we have a solid 9 Weeks of Christmas strategy, we're anticipating certain of our discretionary businesses could remain challenged and pressure margins near term.

When I look more broadly across the spring season and the inconsistencies in our business, the common theme I see is change. Our business needs to be constantly evolving. I've said this on many occasions. Our model is different. When we're not changing in merchandising and driving it all the way to the store and, ultimately, the customer, we fall behind. As many of you know, we've been working on our long-range plan, our next three-year strategic plan to include 2013 through 2015. The long-range plan is all about how we see the business evolving in the future.

While it's far from complete at this point, there are certain initiatives identified to test this year, and into the spring of 2013, which could give us some early indications how business could look going forward. Specifically, I want to share three key tests which you may come across in your travels to our stores. First, after months of review and thoughtful consideration, we will begin to test coolers and freezers in a group of our stores. We believe this could be an important step toward expanding our food offering and providing more consistency in our Consumables business. We believe we now have the register systems and in-store disciplines to allow us to confidently address what have been obstacles in the past. This test will be executed in five different markets, beginning in spring 2013.

Coinciding with the installation of coolers and freezers, we will begin to test accepting SNAP benefits, previously referred to as the Federal Food Stamps Program. There's no debating that a growing percentage of the consumer base is economically stressed and becoming more dependent on government assistance. In each of the last two years, over six million Americans have been added to SNAP, resulting in the neighborhood of 15% or more of our total population being enrolled in this program. Our business needs to provide customers multiple reasons to shop our stores.

Second, during the third quarter, we will begin testing a new rewards loyalty program in several markets. To date, we've done a very good job building a large program with now over 13 million members. The program has allowed us to cost effectively communicate with our membership by sending out our ad circulars online and announcing unique in-store events or new merchandise arrivals. However, we've not seen a meaningful lift in transactions from our incentive programs and, as a result, our test will focus on several new alternative rewards schemes designed to encourage increased frequency compared to our current program.

And, finally, we will be testing full market remodels later this fall. This program is designed to execute a full remodel and provide a like-new in-store experience. This is the most extensive remodel effort we've ever undertaken by addressing all physical aspects of the store and, in most cases, will include physically relaying the entire store to our current layout. We recognize the need to enhance the shopping experience in some of our larger, successful, and more mature markets that are important to us. The goal is clear -- drive sustainable change in sales or customer behavior by improving the physical plant and appearance of our stores. We're being selective, and we'll monitor financial returns very closely. Chuck is very close to this project and can cover any questions you may have during Q&A.

All of these tests have a similar goal -- evolve the model and drive sales, and, more specifically, bring more customers into our stores. These items are only a portion of our next LRP, but we are far enough along in development that I thought it was important for you to know that we're moving forward and not standing still. We do have plans to change our business, and we are constantly looking to the future. In this context, in a separate press release this morning, we announced some organizational changes and promotions. Specifically, I've asked John Martin to step back in to lead our merchandising efforts, while also taking responsibility for our marketing programs and strategies as well.

John has been successful as our EVP of Merchandising from 2003 up until early 2011, when I asked him to move into an administrative -- an administration role enhancing our human resource training and development efforts and while also improving the execution of our store operations team. As EVP of Merchandising and Marketing, John will bring nearly 10 years of Big Lots knowledge, closeout experience, and most recently, a broader customer perspective after his time leading our stores organization. Just as important, he brings stability to the merchant organization at a time when business is tough, and I'm confident he will partner with the team to improve the details of our execution. We're fortunate to have bench strength within our Company to make such a timely change and fortunate to have seasoned executives like Lisa Bachmann and Chuck to take on additional responsibilities, which should make this transition smooth.

Additionally, as you may have noticed in this release and on the call today, Joe and T.J.'s roles have changed as well. I've asked Joe to focus his full attention on his role as President of Big Lots Canada. Much has been accomplished, but the real heavy lifting is ahead of us and as we prepare to launch our Big Lots brand next year. We're fortunate to have T.J. ready to step into his new role as CFO, and this is in an element of a well-defined succession plan for the future. And I'm confident his transition will be seamless, both internally as well as when communicating with the Street. So, with that, I'll turn the call back over to Andy.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

Andy Regrut - Big Lots, Inc. - Director, IR

Thanks, Steve. Danna, we would now like to open the lines for questions at this time.

QUESTIONS AND ANSWERS

Operator

Thank you.

(Operator Instructions)

First we'll hear from Meredith Adler from Barclays.

Meredith Adler - Barclays Capital - Analyst

Thanks for taking my question. You didn't actually mention anything about addressing the areas of the store that are weakest, which is more the discretionary categories, and I was wondering if you could start by saying whether you think this is a reflection of what's going on in the environment. You guys don't usually blame external factors, but clearly things have been difficult. And what can you do in the context of a weak environment, if you think that's part of the problem?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Meredith, I'll address three specific areas that probably have been the weakest. And yes, I think we don't traditionally talk about the environment, but I think in a couple of the issues, there may be a piece of what has challenged us. First was Seasonal. I think Seasonal was a piece of two things. Number one, you've heard not only us but other people talk about the Seasonal business being particularly stressed this spring and summer season. The weather was hotter than normal. We had very little rain and moisture, and the lawn and garden piece of the business was particularly challenged. You've heard other retailers say the same thing. So from that piece, I would say part of it is the economics.

The second piece where we were most challenged in the second quarter, besides the weather-related goods, was in the patio furniture business. We sold very well early, really good quality patio sets. We did not sell and had some issues with our opening price points goods. They were quality issues. They were our issues, and they will be addressed for next spring.

The good news about addressing that piece of the business into the fall is there's not really a direct relationship in our minds between what happens with Trim-a-Tree and what happens with Lawn and Garden in the spring and summer seasons. The Trim-a-Tree program has been developed and is much further along, and we've had consistency of success in that program, and I think what you're going to see is even a heightened quality and value awareness going into the fall of this year. But unfortunately, it doesn't really take hold until the fourth quarter, and it's one of the things that we've always had a nemesis in the third quarter of the business. So we feel good about Trim-a-Tree in the fourth quarter.

The second piece of the business is Furniture. I think there's two issues there. I think the customer continues to be stressed. Even the good businesses in the first quarter, particularly the mattress business and the upholstery business, softened in the second quarter, although it was up slightly, not as strong as it was in the first quarter. So I think the consumer continues to be slightly stressed, and we're seeing the same kind of performance right now into the early third quarter.

On the other hand, the RTA business and the casegoods business has been particularly challenged, mostly in the dining classification and then some back-to-school classifications. We've done quite well, but in surrounding areas, we haven't done as well. But we're addressing that and turning the inventory, and I think part of that is all about change and newness. And we've already addressed by taking markdowns on the floor in Furniture. We're already seeing a lift in the last 10 days because of that, and there will be more change going into the tax time of the year, which is the most important time of the year, the end of the fourth quarter and the beginning of the first quarter next year.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

The third piece of the business challenged was Home. I think that was more self-inflicted than anything. We have made major changes and major commitment to inventory and floor space to that program that got executed mid to late second quarter. Parts of that program worked, particularly top of bed and bedding. That's doing well. Other parts of it, from an execution standpoint, we have not done as well with, particularly the housewares and the decorative areas. But we believe that we will be up and running at a better rate. Going into the end of third quarter and into fourth quarter, we believe we have a very solid program. We're already seeing receipts of that inventory.

Meredith Adler - Barclays Capital - Analyst

So I would just follow with that, that you certainly have pretty conservative guidance for the second half. Is it that you expect the external factors to remain difficult? Are you being very conservative about the categories that have already been weak? Or are you generally concerned about even things like Consumables that performed reasonably well in the second quarter?

Tim Johnson - Big Lots, Inc. - SVP & CFO

Yes, Meredith this is TJ. I think from a guidance perspective, we have to look at most recent trends, as we always do. And coming out of the latter parts of July and looking at the first three weeks of August is really what drove our decision to put third quarter guidance at negative mid single-digits. So before we get the question, I'll go ahead and make the statement that August to date, we are in the range of negative mid single-digits, and that was obviously a heavily contributing factor to where do we set our sales expectations for third quarter.

As Steve just mentioned, in some of the discretionary categories, we do believe as the fall season goes on, but more likely as you start to see the 9 Weeks of Christmas strategies, we do believe that there's an opportunity for some of those businesses to get better. But again, that's very late in the third quarter and on into the fourth. So, we're not expecting any level of change in discretionary businesses through the third quarter. When we look at the fourth quarter, we set guidance at a negative low single-digit comp, as you know.

Two factors to consider there. I guess first off, we do have the benefit of two extra shopping days between Thanksgiving and Christmas. But additionally, we are cautious about the early part of November, and candidly, the latter part of October, around the national general election. We've seen historically -- going back to '08, or any time there's a significant focus on the election, that people start to have a different focus in retail or certainly breaking through in retail and print or on TV, heaven forbid, is very, very difficult. So, we do have a cautious point of view on late October and early November as a result of that as well.

To your point, we do feel good about, as we mentioned, starting to see some improvement in our single largest business, which is Consumables. But again, recognize that, that's 30% of our business compared to some other retailers where it's much higher, and the 70% of our business which is discretionary is where we really need to see some improvement in trend before we would get more optimistic in our guidance.

Meredith Adler - Barclays Capital - Analyst

Great, and I'm sorry, I'll be selfish and ask one more question. The inventory per store was up about -- I think you said 6%. Can you just tell us how you feel about the inventory that is there at the stores? And are you sitting on a meaningful amount of potential markdowns right now, or have you cleared what you should have cleared?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Well, first off, Meredith, we always address the inventory. We never sit on anything, and we address our problems all the time. And in fact, we've already started to address our problems. It's one of the reasons why I think guidance for third quarter and fourth quarter shows margins challenged. We've always confronted those.

The majority of the inventory by store actually is in two specific areas. In fact, when you take a look at it, the other areas are actually flat to down. It's all concentrated in Consumables, which a primary piece of it is the national branded closeout that you may have seen in our stores if you were in there in the last six to eight weeks, and that carries into the third quarter and, of course, plans that we have in food for the fourth quarter, so overall, we feel good. If there is an issue there, we've already addressed it with markdowns.

And the second piece of it is in Furniture. A piece of it is early receipts of fireplace, which again does not relate to the first or the second or even early third quarter parts of the business. That is a business that three years ago was nothing and last year was a significant piece of our business, and we have a major increase planned this year. The balance of it is issues in casegoods and upholsteries.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

We have already taken markdowns on that, and the balance that we haven't, we have saved and have planned for markdowns right after Labor Day weekend, because the majority of those items are on Labor Day promotion, and Labor Day promotion is a very large four or five day event for us. We can't react to taking additional markdowns until the week after. So, we have addressed our issues.

Tim Johnson - Big Lots, Inc. - SVP & CFO

Yes, Meredith, this is TJ again. In the third quarter specifically, if you go back and remember our commentary at the beginning of the year, we talked about the potential of gross margins improving year-over-year. Well, clearly we're talking about a much different scenario today, and we're forecasting a margin rate down.

The single biggest variable in that change is markdowns to address inventory that coming out of second quarter, or elements of the back-to-school sets, or elements of different Roadshow events that have not done well. We're doing our best to make sure that there are markdown provisions in our third quarter guidance to address those very same issues.

Meredith Adler - Barclays Capital - Analyst

Wonderful. Thank you very much.

Operator

Next, we'll take our question from Joe Feldman with Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

Hello, guys. Thanks for taking the question. A question about -- if you could talk about the cadence. I know you mentioned August to date is running down mid-singles, but I guess we were hoping to hear that trends maybe improved through the quarter as you started to fix things with Consumables. But is that the -- like, when did things soften up? Because I thought the quarter started off a little better than it ended in the first.

Tim Johnson - Big Lots, Inc. - SVP & CFO

Joe, it's TJ. Actually, the first quarter is where the softness started. So, the first quarter, you'll recall, we did get off to a pretty good start. And it really wasn't until the latter part of the first quarter that our business started to get more challenged in total. Speaking to the quarter, the month of May was -- from a comp perspective was a decent month for us, because we did have one extra ad circular. Ex that extra ad circular, comps were down.

The month of June was probably where we had more challenges of the three months, as Steve mentioned, particularly in some of the Seasonal businesses and weather challenges and where we -- it started to become apparent to us that some of the product -- that the opening price points in patio or gazebos were not going to happen the way we thought.

The month of July -- 4th of July in particular, we had a lot of activity in the store from an advertising standpoint. And the early back-to-school sets, as Steve mentioned, some of the product did sell-through well. It was really the latter part of July and then on into early August where it became apparent to us in some of the early back-to-school sets that we did not have the depth of inventory of some of the good items that we would have liked. And some of the recent events, i.e., the Furniture Roadshow or some of the Home events, were not performing up to our expectations.

So again, those events or inventory live on into the fourth quarter. We're not anticipating they get any better. As much as we would like to believe they will, we are not seeing it. So that's what really led us to where we are. I do want to point out, though, that from a Seasonal perspective, as Steve mentioned, we pay very close attention and have very strict disciplines to our glide paths on Seasonal product.

So if you were to look at our Lawn and Garden and Summer inventories or Seasonal inventories in total, they are on a glide path, and we are taking our markdowns as needed and have every intention of those categories being out of the store, so to speak, on time, so that as the new fall Seasonal goods start to set, they have their prominent place in the store. So I do think it's important to keep that in mind.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

Joe Feldman - Telsey Advisory Group - Analyst

Got it. That's helpful, thank you very much. And I had one more question for you guys. With some of the -- and congratulations, by the way, TJ -- but with some of the changes in promotions today, with regard to the merchandising organization, I know you in the past, you guys have spoken about doing more direct buying and having your buyers specialize more by category. Is that part of this evolution and what you're hoping to accomplish with some of the changes today?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Joe, the changes today are very simple. When I joined the Company in 2005, this team put together what I consider to be a really strong commitment and program to develop the model to where it's gotten to today. John Martin and I were team members together in building that model. I thought it was probably in the best interest of the team, and the team supported it.

I think the merchandising organization will agree to ask John to step back in and the two of us work on solidifying the model and being successful. The Board of Directors was extremely supportive of it, and we have the utmost confidence that the group that knows each other and knows each other extremely well and has worked together for seven years will be capable of overcoming this temporary blip in our top-line sales.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. That's helpful. Thanks, and good luck, guys.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Thanks.

Operator

Thank you. Next, we'll hear from David Mann with Johnson Rice.

David Mann - Johnson Rice & Company - Analyst

Yes, thank you. Good morning. Just on the last question, perhaps, Steve, you could expound a little more on how you see closeouts playing in the future assortments. Would you expect them to be less or more, and how important do you think that is?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

I think the model really hasn't varied too dramatically, David, over the years, and I think closeouts will always be a very important part of our business. I don't see any different flow of closeouts today and as a percent to total than it's been dramatically over the years. I think the issue probably will revolve around some of the basic programs where customers need to expect and demand branded merchandise on a consistent basis. So I think we're working really, really hard, particularly in Consumables and food, to really understand how to continue to grow that business and have more consistency.

We've had some wonderful early conversations with major, major consumer products manufactures at breaking through and not just the closeout part of the business but figuring out a way to give us, day in and day out, consistency of brand names that customers demand and asked for everyday. And I think you'll see us evolve a little bit more aggressively there, and probably we'll talk about more of that on the long-range plan conversation in March. And we're way ahead there of where we wanted to be.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

But closeouts, they give our customer the excitement that they look for all the time. It's very interesting. We do a tremendous amount of consumer research. Price is not our issue. We are in the value business, and our customer absolutely loves what we offer them. And very few of them ever mention anything other than we have great prices. But consistency of brand names, day in and day out, is an issue. I think that's part of what has challenged our business in the near term, and that's what we're working on very, very hard.

David Mann - Johnson Rice & Company - Analyst

And then in terms of the research that you're alluding to when you're talking about some of the tests that you're doing for next year, are those areas where the research is pointed that the customers asked for that?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Absolutely.

David Mann - Johnson Rice & Company - Analyst

Okay. One last question, if I could. Obviously, you've made some changes to the top level of the team. In terms of the merchant team, have there -- how do you foresee deeper into the merchant organization, the changes there? Are you expanding? Going to make a lot of changes? Can you talk a little bit about that?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Well, I think there's a lot of stability that we want in our merchandising organization. We have a lot of confidence in the team the way that it's put together today. I think they understand the strategy and they understand the model. We do have probably one team member that's relatively new that's been with us for maybe six months, but the balance of them have spent time and have grown up in the Big Lots strategy and understand how to execute. Whether I think the organization is broad enough going forward with the initiatives that we have, I think we'll talk about that a little bit more again in the spring.

And I'm not trying to be elusive, but we clearly, in the long-range plan, have a set organizational structure that probably will be a little bit more broad and bring a little bit more expertise so we can define some of the selective businesses and really get closer to manufacturers. I alluded to part of that on the last call, where I said we infused the finders into the business. The Consumables business and food business is getting quite large, and so we've added staff there. So, we'll take a look at what's right to run the business as we go forward.

David Mann - Johnson Rice & Company - Analyst

Thank you.

Operator

(Operator Instructions)

Next, we'll hear from Laura Champine with Canaccord.

Laura Champine - Canaccord Genuity - Analyst

Good morning. Steve, I wanted to dig a little bit further into what's happening with the merchant group. You'd mentioned that it was your decision to move Mr. Martin into the administrative functions. If you could tell us more about why. And then, on the decision not to hire externally for this role, if I look at the 2003 period through today, the comp has been flat to, at maximum, up 4.6% on an annual basis. Is that a level where you're comfortable, or why not look outside the organization for talent in merchandising?

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Well, I think first off, the Board and I had a lengthy discussion about that, so it wasn't just my decision. And when we make major decisions at the executive level, our Board of Directors supports the decisions that we make. We have extensive conversation about it. John really understands this business, and he understands how the strategy and the model was put together.

I think you bring up a really valid point, and we challenge ourselves every day about the flat to 4%. If we're up flat, we want to be up 5%. If we're up 4%, we want to be up 10%. So I don't think we ever strive to keep the business at a particular level. I think the challenge to the top line of this model is and has continued to be of the inconsistencies of the ability to give the customer close-outs on a consistent basis and day in and day out reasons to add to the basket.

I think John understands that. I think he's got a history, along with the rest of the merchandising team, of understanding that. I'd love to tell you that going outside can bring a fresh perspective on the business. We have done that on a number of occasions with some limited success. We would like to tell you that we would have more success, but it being a very complicated model. The success we've really had in most of our businesses have been people we've brought in at lower levels. Let them spend time to understand the strategy and the model, experience the fluctuations of the business, and then figure out how to develop businesses going forward.

So it's not that we don't want people from the outside, and it's not that we won't continue to look outside to bring a fresh perspective to the business. I think we have demonstrated on many occasions, just because we do things the way we do today, that doesn't mean they're right for tomorrow. I think a perfect example is talking about the three initiatives that I just addressed to you. We recognized the fact and I have been challenged more than any probably CEO in the Hardlines business in the United States about why we haven't done coolers and freezers. And we feel now is the right time to do it. We haven't felt in the past it was the right time to do it.

The Rewards program was a fabulous program and has been developed as a communications tool, but it hasn't grown fast enough, the transactions part of the business, and we're revising that. And the fact that our store organization, we've been challenged for many, many years about our execution in the stores. John's done a terrific job day in and day out, consistency of execution in our stores, and I wouldn't be embarrassed to have you go into any one of our 1,463 stores today. We're better than we've ever been before, and because of that experience, I think John can bring some breadth and some excitement and some change to the merchandising part of the business at the same time, because he's been given a different perspective on the business. And now he can bring it back into merchandising.

Laura Champine - Canaccord Genuity - Analyst

Thanks, Steve.

Operator

We'll take our next question from Jeff Stein with Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

Steve, I'm wondering, the back-to-school program that you guys put together this year, this was, I would suspect, one of your first initiatives to try to put that 9 Weeks of Christmas planning to use in other times of the year, and it sounds like the results were kind of mixed. And I'm wondering if you could just give us some insight into where it worked, where it didn't work, and then maybe talk a little bit about the next program that's coming on, which I would presume is your Halloween and harvest program. What, if any, changes you've made to that program for the upcoming year to improve it.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

It's really interesting, Jeff. I think one of the most frustrating things is we've put together a program that actually, the actual performance of the 9 Weeks of Christmas items that we went after have done pretty well. But the problem has been the surrounding businesses to them, and that's where we have been surprised. The overall strategy of the 9 weeks of back-to-school and the specific items that you see in the store that we have promoted and shown are doing very, very well and, in some cases, have sold down probably too early. And we just don't have enough steam to take us into the balance of back-to-school.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

Back-to-school is an example. Traditionally, you do about less than 20% of your business in July and about 40% in August and 40% in September. And we're losing some steam, because we sold some of the items, particularly in stationery and in RTA, so well so early, we just don't have enough steam to get there in the past. The biggest issue is we are not seeing surrounding sales to many of those businesses, so that's been the biggest piece of the disappointment.

I'm being cautious when I come to the next piece of the business, which you alluded to, which is harvest and Halloween, because we've always had such high expectations to make change. The quality that's in the store is better than it's been ever before. It looks really good, and actually, the initial sales are decent, but it's very early, Jeff, into the third quarter. That piece of the business really doesn't pick up until September into October. So I'm trying to be pretty cautious about it, and rightly so. Based upon what's happened to us in the last 90 days or so, I don't think you'd expect me to be any other way.

Jeff Stein - Northcoast Research - Analyst

Can you elaborate a little bit, Steve, on the food stamp program and when that is going to be tested and how many stores? I presume you're going to need to have the coolers and freezers in place before you get that off the ground?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Yes, that's correct. I guess I can share a little bit with you. We will have -- we've identified a little under 100 locations that probably we will be capable of going into between 70 and 80 locations, starting the end of the first quarter into early second quarter. It's an issue of getting the whole thing executed, 10 coolers in a store. And at the same time, we will be between now and the middle of the first quarter working at conversion of our register systems to be capable of handling the EBT cards.

So I think what you're going to see probably in five markets that TJ can talk to you about later on when we finalize -- we really have finalized most of them but we want to -- we're working on the final locations of what we can handle and what we can't handle and what stores we're capable of making the changes in and moving to either the front of the store or the side walls and those kinds of things. But it will be a pretty extensive program. The other piece of it that gives us a little bit more confidence that it's the right thing to do is we have the right team in place who can execute it.

We have people -- again, to Laura's comment and Meredith's comment or somebody about why we don't bring people in, we've got really good people that have joined the organization in the last six months with direct experience in other significant large retailers that have put these programs together that are now employed by us. So we have some history and understanding of how to get that executed, so we feel pretty good about that. And it's a good time to do it.

Before was not the right time to do it for us. We were not prepared to do it. We weren't operationally capable of doing it, and the register systems, until we made the investments into seven and eight, weren't capable of doing it. And now it's a function of making changes to the software to be prepared to handle them. So the coolers will go in mid-first quarter, and then we'll be able to handle the EBT cards selectively weeks after that.

Jeff Stein - Northcoast Research - Analyst

Got it. Thank you.

Operator

We'll take our next question from Charles Grom with Deutsche Bank.

Charles Grom - Deutsche Bank - Analyst

Thanks. Good morning. Steve, TJ, when you look at the model and you start to do this long-range plan and you look at the mix, and I think the key category here is obviously going to be the Consumables and the mix of closeouts there versus never-outs. So I'm just going to -- where are you today?

And I'm wondering, as you move towards adding more of these never-out categories, whether they're in coolers or throughout the store, what are the margin implications to the structure of the model when you take a step back from it all? Because clearly traffic is the issue, transactions are the issue, and by adding Consumables, you can drive better traffic. The offset to that is margins, so I'm just wondering what you guys have done so far on the front to analyze it.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - SVP & CFO

Yes, Chuck it's TJ. I'll start, and then everyone else can chime in. I guess the only element of the LRP as it relates to Consumables that we're in a position to talk about today is really the coolers and freezers. And Steve mentioned, we do have five markets identified, representative of the country in different types of economic areas, situations, et cetera, to try to understand what that does, not just to sales of Consumables but what's the halo effect on the rest of the store. How much of our challenges today or in the last few quarters have been a function of not having enough people through the door to see our discretionary categories, as an example.

Additionally, in some of these locations, what we want to try to understand is really how is the customer shopping the store. So, one of the nice additions that we're going to execute when we put coolers in is actually looking at, for the first time, trying to gather some traffic counter data and look at conversion, et cetera. So, is it really a foot traffic issue, or is it a conversion issue? Trying to really understand that, as we not only put together the long-range plan but execute our business next year.

In terms of the long-range plan, this cooler and freezer discussion, it is important to understand it is a test. So, we tend to test things for a period of time, and then if successful, we will do as best we can to roll something like this or Rewards or a remodel program as quick as it makes sense for us. In terms of margins, I think that is what we're going to learn in the test. Everybody knows the margins in refrigerated food or coolers are challenged. And to that extent, that would put some level of pressure on the Consumables margin.

But what we don't know sitting here today is, what does that do to transactions and getting customers into shop the rest of the store and some of our discretionary businesses where we have higher margins? So, that's what we're going to learn from the test, not just do we sell Consumables, but what's the halo effect? How can we get more people interested our discretionary mix where, when we're executing well, we think we really differentiate?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Yes, I think on top of that, Chuck, I would just add that freezers and coolers aren't the only thing that we're working on in Consumables too, because we absolutely understand there's going to be pressure on the margin on that piece of the business. What we need to do is to figure out how to surround ourselves with other pieces of business that give the customers a reason to pick up other items and at the same time maybe have an opportunity to do more. The Fresh Finds program we talked about for the last 12 months is probably double in SKU count today. We probably have almost 250 SKUs versus about 50% of that a year ago at this particular point.

We're also looking at other items to add to the food portion of Fresh Finds. If that's successful, we would expand it to the health and beauty aids parts of the business. There's an opportunity there, that, along with the international food part of the business that was almost nothing a year ago that is relatively significant to us today and will only grow into the fall season. And into next year, we have some pretty big plans. There's margin opportunity there.

So, along with understanding what we can get out of coolers and traffic and those kinds of things, we're very, very conscious of things that we can surround that piece of the business with, other margin enhancers to try to offset some of that. That clearly will not offset probably the actual hit of margin directly to the cooler piece of the business.

But if we do get better and we do get better in some of the discretionary businesses because of the increase in traffic, that's where the opportunities are, and that's why we're working so hard in Home and continued to grow in Furniture and continuing to grow the Seasonal pieces of the business, where the margins offer us much larger opportunity. And remember, again, this is a test, Chuck. It's a test.

Charles Grom - Deutsche Bank - Analyst

I got it. Okay. Just as a follow-up, Steve, one of the things you've done a great job with since you become CEO is reducing expenses, and particularly when sales were tough, call it four or five years ago. As part of the deep dive and in order to fund the potential margin implications for adding more Consumables, are there buckets of opportunities that you guys are looking at to say, you know, we can cut costs further?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Absolutely. You know, I think it's a very good point to bring up, just because you, along with a lot of the folks on the phone, have followed us for a long period of time. We are no less consumed with taking a look at trying to figure out how to take cost out of our business than we've ever been before.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

One of the big issues, quite honestly, no pressure on anybody, but we're letting Lisa Bachmann take a look at and being responsible for the day in and day out operations of our business. And the piece of the long-range plan specifically that her and her team are responsible for is the day-to-day operations and the cost structure of the business through distribution, transportation, IT, and now, of course, adding store organization to it.

Because stores clearly is always the number one piece of the business, as we continue to operate efficiently, execute more efficiently, figuring out how to take cost out of the business without taking anything away from customer service at the same time. So you'll hear us talk in March about the cost structure of the business the same way we talk about the merchandising initiatives.

Charles Grom - Deutsche Bank - Analyst

Okay. Good luck. Thanks.

Operator

We'll take our next question from Dan Wewer with Raymond James.

Dan Wewer - Raymond James & Associates - Analyst

Steve, earlier you noted that you probably pushed back more on coolers and freezers than any other Hardlines CEO. In fact, I guess, probably when you joined the Company, I think you took the freezers out of the store. And you made some very cogent arguments about concerns about margins and profitability. But even now on this test, it sounds like you are still not fully embracing the potential benefits of coolers. If you look at your competitors, they're opening new stores with 18, in some cases, as many as 30 coolers in a store, and you're only talking about 10. If it's just a test, why not go full throttle with this and do something really significant, 20 or 30 coolers, to see if there's a big pay back out there?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Let me address two issues. Number one, we absolutely did the right thing when we did it. Government assistance wasn't even remotely in the range in 2005, 2006 in our first long-range plan. 2007 and into 2008, when we addressed our second long-range plan, the current administration has changed the landscape to that, and it didn't start occurring until 2008 into 2009 and 2010.

So first off, I can't be embarrassed about the fact that we've made the decision now being the right time for us to do it versus before, and I think stepping up to the plate and admitting that now is a better time for us to do it, we weren't operationally prepared to execute it, and we weren't capitalized from a register system standpoint and a software program to be able to handle it.

Number two, when each one of those retailers that you're alluding to started their program, they started with half the amount of coolers and freezers that we're putting in, in the way of a test. To say that I'm not embracing the test would be a misstatement. I don't go into any tests and the organization doesn't do anything without embracing the possibility of rolling it out. 10 is a good number for us and is significant enough from a carve-out standpoint and an inventory and a capital investment standpoint for us to get a very good idea about what's right and what's not right. Remember, our Consumables business is 30% of our business, not 60% to 65% of our business, like many of those retailers you are alluding to.

Our model is dramatically different than theirs. We're talking about a shift in our model that's going to be done intelligently over time. If this test works, we have never hesitated to roll things out much quicker than many other retailers would roll out tests. We'll know something well into 2013, and we'll be prepared into 2014, 2015 to make a commitment to the balance, as much of the chain as we can execute, if that works out and we find out from a margin standpoint and a modeling standpoint it's right for us to do.

Dan Wewer - Raymond James & Associates - Analyst

Just as a follow-up on the long-range plan, is there any thought that perhaps Big Lots should attempt to simplify its merchandise model? I think when the analysts and investors are listening to the discussions, this is becoming an incredibly complex business in balancing between closeouts and never-outs. And there's just so many different categories in a small box format, and it seems like very seldom are most of the businesses performing well at the same time. But again, do you think the business, the merchandising model is getting too complicated? And when you think about the new three-year program, would you look to simplify that?

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

I think that's a real fair challenge that we challenge ourselves on, and I think we're talking an awful lot into the next three years of really concentrating on the businesses we can really be in and be more successful and have a higher degree of an opportunity of being success, as you alluded to, on a consistent basis. And probably over time, we've done a good job at moving away from a lot of the businesses we haven't been successful with. I think it will be easier for us to execute that next strategy with that in mind. And I will tell you, we're thinking about it in those terms.

Dan Wewer - Raymond James & Associates - Analyst

Okay, great. Thank you.

Operator

(Operator Instructions)

Next, we'll hear from Peter Keith with Piper Jaffrey.

Peter Keith - Piper Jaffray & Co. - Analyst

Hello. Thanks. Good morning, everyone. So, I've got a question just on the capital allocation strategy and balance sheet. I'll ask it in two parts. The $149 million that you purchased in Q2 was arguably a little bit stronger than what you've done in the past. And I'm looking for it. It looks like you maybe purchased just a little bit more in August and then you've taken on some additional debt. So, I guess, what was the thinking between the share repurchases in Q2? If trends had started to slow down a bit in June, why do they remain so heavy? And then, are we going to be a bit restricted on a go-forward basis, now that you have a pretty sizeable debt position? And it looks like you're going to have some CapEx projects looking out to next year.

Tim Johnson - Big Lots, Inc. - SVP & CFO

Yes, Peter, it's TJ. I think now would be appropriate to remind everybody that from time to time, when we do have an open trading window, the Company can put in place the 10b5-1 plan, that once the trading window closes, can be executed by our broker, regardless of whether -- what trends are. So for instance, if we put a trading plan in place and the window closes and comps go up 10 or down 10, we do not have any influence over that plan. It is set and it is not able to be pulled back. So to your question around the month of June, the Company put in place the trading plan, the window closes, and then the quarter goes on. We cannot change that plan once it goes into place.

The $149 million that we purchased in the second quarter might appear to be a large number and certainly is a lot of money there, but we have certainly done that amount or more in quarters in the past. So, a pre-arranged trading plan that's executed by our broker when the trading window is closed and cannot be pulled back by the Company is not something that we can obviously impact.

I would say, in terms of the guidance and the capital allocation strategy, to your question, if we perform at these guidance levels for the balance of the year, we end the year in round numbers with about $140 million to $150 million drawn on our credit facility. And again, that assumes no spending of the $45 million that's left under the repurchase program. So again, assuming guidance exiting fiscal 2012 with $140 million to $150 million on our credit facility, looking forward to 2013, when we would expect to generate cash, did not seem to us to be unrealistic as to what to do.

Peter Keith - Piper Jaffray & Co. - Analyst

Okay. Thanks for the detailed answer.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

Operator

(Operator Instructions)

We'll hear next from John Zolidis with the Buckingham Research Group.

John Zolidis - Buckingham Research Group - Analyst

Good morning. Interesting to hear the capitulation on the coolers and the freezers and also the remodels. Steve, I think when I met you, you told me that you didn't want to spend any money to make the stores look better. And now it seems like you are focused on trying to do some traffic-driving initiatives versus previously only focusing on tickets. So, are you going to share traffic data with us in the future, and is that going to be a part of the focus going forward? Thanks.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

I'll separate it into two areas, and then if TJ wants to jump in. I never said that I didn't want to spend any money on the stores. What I said was, and I'll continue to do it, is spend capital where we think we can get a fair return on our investment. The Company when I joined it, John, had gone through a tremendous capital campaign and not gotten what we considered to be a fair return on investment for that investment. And that was much earlier in the previous Management's tenure. So we had some level of history that said they had spent capital and not gotten a return on investment. We have spent capital on our stores. We always have spent capital on our stores. We'll continue to do it.

What we're doing here is something slightly different. We're investing in markets that are a little bit older, seven years later -- John, not 2005, that we want to be in long term that we either have long-term leases that are very valuable to us or, in some cases, we may even own the real estate, that are going to produce continued growth and profit opportunities for us. And after 7 years, maybe 8, 9, 10 years, depending upon when they were touched the last time, could potentially bring us a benefit. And like anything, you want to invest in your assets, and you want to make sure that they're viable and in good shape. And they would be areas where we don't have the opportunity to move down the road for one reason or another and/or we like where we're at and we want to be there long term. So, that's that piece.

The other piece was on the traffic -- oh, the coolers. I don't know how to address it, other than to say that this is today, and that was a different time at that particular point. I don't consider succumbing, the term that I would use that we've decided to put coolers in. Every single business, whether it's retail or not retail model, needs to evolve and change to current times. Retail changes as fast or faster than many businesses, except for maybe the specific electronics business, the Internet businesses, software businesses, and those kinds of things. We weren't EBT capable at the time when we had these discussions. We didn't have the pressure on our traffic that we do today, so say whatever you want to.

I think it's the right thing to do now. I didn't think it was the right thing to do then. Hopefully, there will be some level of respect that people say we stepped up to the plate and said, this is good for our model as we move forward. If we take the heat that we should have done before and we didn't do it then, so be it. There's nothing I can do about that. I think we're doing the right thing for the business and for the future part of the model, and it works for 2012 and 2013 through 2015.

Operator

Again, please limit yourself to one question today. We'll hear next from Brad Thomas of KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Yes, thanks for taking my question. Most of my questions on the domestic segment have been answered, but maybe if I could just switch gears over to Canada. And perhaps you could provide a little bit more color on how you're feeling about inventory levels and in-stocks there, the availability of closeouts that you're seeing, and how you're feeling about the store operations and staffing.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - EVP & President - Big Lots Canada

Sure. This is Joe. I'll handle that one. There's several questions in there, but overall feeling very, very good about the progress up in Canada. We've got a very strong executive team in place now. And the merchant organization is very focused and doing a great job, actually combining a great closeout presentation in our stores, along with some real good what we call, in and out and never-out programs across the store. So, inventory levels have continued to grow since last summer, and really, I think we're in a pretty good place now. Certainly, we'll build as we approach the all important 9 Weeks of Christmas, but feeling good about the inventory assortment and the levels at this point in time.

Brad Thomas - KeyBanc Capital Markets - Analyst

Great. Thanks so much.

Joe Cooper - Big Lots, Inc. - EVP & President - Big Lots Canada

Sure.

Operator

Again, please limit yourself to one question. We'll hear next from Patrick McKeever with MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Thanks. Good morning, everyone. So, on the three tests that you talked about for next year, Steve, the coolers and freezers, the SNAP, the -- I guess that was a combination, those two together were one. And then you talked about the new -- or looking at changes in the loyalty program, the Rewards program, and the full market remodels. You didn't mention e-commerce, so I was just wondering, that's come up in the past on some of these calls, and I was just wondering if that factored into your thinking, if you decided -- looked at that as a potential option and decided not to test that in favor of these other things. So just wondering, I guess, what your current thinking is on e-commerce.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

We really only shared just a few issues with the long-range plan. There will be a lot more that we'll share in February, March, whenever we do our next conference call. We constantly try to figure out what the right model is for us to go online. And there will be some significant efforts before next year so that we will be prepared to talk to you about whatever online efforts we feel are in our best interest going forward. But we are absolutely looking at it.

Patrick McKeever - MKM Partners - Analyst

Do you feel like it's hurting you not to have -- not to be doing business online?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

If I had a really good model that I thought would be capable of enhancing sales and enhancing margin, I would say yes to you. I haven't seen anybody come to market with a model yet that I really think is helping their business, other than the folks outside of, of course, an Amazon or some of the guys that are really big in it. Any major retailers that have anything short of what I'd consider to be, quite honestly, a bridal registry. Because other than that, there are people online, but I don't think anybody is significantly talking about adding to their comp store sales because of it. But we're going to look at it, and we are going to try to figure out how to be a part of it.

But hopefully, we'll figure out a way to do additional sales and make money doing it at the same time. The other piece is, is I haven't seen anybody who's talking about making money doing it, so it's a conflict. I don't want to call it like the coolers of seven years ago. We really would love to go to market online. We'd just like to figure out a model that works.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

Patrick McKeever - MKM Partners - Analyst

Okay, great. Thank you, Steve.

Operator

Again, please limit yourself to one question today. We'll hear next from Anthony Chukumba with BB&T Capital Markets.

Anthony Chukumba - BB&T Capital Markets - Analyst

Good morning. Had a question, Canada, it seems like results there are better than you expected, and it's like you're going to breakeven in the fourth quarter. I guess what I'm wondering is, is there a possibility that Canada has been a distraction? Because it seems like you bought the Canadian operations, like I said, they are actually performing better than you expected. But suddenly, we've seen some heightened levels of inconsistency in the U.S. operation. So how do you think about that?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Canada hasn't been a distraction to us.

Joe Cooper - Big Lots, Inc. - EVP & President - Big Lots Canada

Let me just add. I think part -- this is Joe. Part of the benefit of having a deep team -- as you may recall, TJ was promoted to Senior Vice President last year, and enabling me to go up North, and today he's promoted to CFO. So, I can tell you from my standpoint, Canada has not been a distraction from myself, and I'm the only committed resource out of Columbus up in Canada. So, I just support Steve's comment there.

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay, thank you.

Operator

Again, please limit yourself to one question. Our last question will come from Matt Boss with JPMorgan.

Matt Boss - JPMorgan - Analyst

In the Consumable category, what was the impact of the Procter & Gamble deal in the quarter? Any significant deals planned for the second half? Can you speak to the closeout pipeline today?

Tim Johnson - Big Lots, Inc. - SVP & CFO

Matt, this is TJ. The Proctor & Gamble deal, as you know, or the large branded manufacture deal, delivered very late in the quarter. Really started to hit specific categories in late June and into early July and really wasn't fully set until the end of July or even the first part of August. So -- and that was anticipated. You'll recall from the last conversation we had on this conference call, we anticipated a larger-sized deal late in the quarter. We're not going to separate out for you or de-layer sales by deal, but clearly, we're excited about having the merchandise. And there's still plenty of that merchandise available in stores today. I'll defer to Steve on the closeout pipeline.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

The closeout pipeline is good and working hard with the relationships with these major branded manufactures and continues to be good and continues to flow in. And we feel really good about the balance of the third quarter and into the fourth quarter with what we've got going on, particularly when it addresses the Consumables piece of the business, which I think was really your question.

Mark Mandel - ThinkEquity LLC - Analyst

Okay, great. One last question, aside from the additional two holiday shopping days in the fourth quarter, can you speak to initiatives on the Furniture, Home, and Seasonal side? I know you spoke to the 9 Weeks of Christmas, but anything else to justify a little bit more robust assumption for the fourth quarter versus the third?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

I think the program is solid. I think Furniture is strong. I think particularly fireplaces we have high expectations for. I think there will be more change into the fourth quarter in Furniture, particularly in upholstery, although it's the smallest quarter of the year, so I'd be more concerned about the first quarter. I think the food program and the HBC program is really good.

We had the entire field organization -- senior field organization in about three weeks ago and did a complete walk-through. We take the entire 9 weeks and we set it up here at the corporate office, end cap by end cap, pallet by pallet, promotional activity and marketing activity, sign by sign. And I think it looked terrific, and I think the inventory investments and the items are really strong. But the only reason I'm somewhat cautious is, and I mentioned it, I think, to Jeff when he asked the questions about the 9 weeks of back-to-school, the items themselves have done very, very well. The concern would be selling merchandise around it. But there's a pretty expanded program this year versus last year.

Electronics looks terrific, doing quite well at back-to-school, doing quite well now for us, even though it's not in the marketplace and there are other retailers struggling with electronics. That's our opportunity time, focusing in on accessories and tablets at this particular point, It's been very, very good for us. Hardlines looks really, really good. I'm real excited about that, and that team has done a great job. And that's been one of the strongest businesses through the first and the second quarter and the third quarter for us as a team. So, you'll tell me when you see the stores the first week of November what you think about it.

Andy Regrut - Big Lots, Inc. - Director, IR

We appreciate all of you taking the time. Thank you so much.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour and will end at 11.59 PM on Thursday, September 6, 2012. You can access the replay by dialing 888-203-1112, toll-free USA and Canada, or 719-457-0820, international, and entering passcode 9878343. Again, that phone number is 888-203-1112, toll-free USA and Canada, or 719-457-0820, international, entering passcode 9878343. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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AUGUST 23, 2012 / 12:00PM, BIG - Q2 2012 Big Lots, Inc. Earnings Conference Call

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